Exhibit 99.1

August 3, 2010	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK Partners Reports Second-quarter 2010 Financial Results;
Reaffirms 2010 Earnings Guidance;
Increases 2010 Capital Expenditures

TULSA, Okla. – Aug. 3, 2010 – ONEOK Partners, L.P. (NYSE: OKS) today announced second-quarter 2010 earnings of 75 cents per unit, compared with 81 cents per unit for the second quarter 2009.  Net income attributable to ONEOK Partners was $105.0 million in the second quarter 2010, compared with $97.5 million in the same period in 2009.

Year-to-date 2010 net income attributable to ONEOK Partners was $188.9 million, or $1.32 per unit, compared with $197.1 million, or $1.66 per unit, for the six-month period a year earlier.

There were approximately 101.9 million units outstanding for the second quarter 2010, compared with 91.4 million units outstanding for the same period last year.  Equity offerings in July 2009 and February 2010 included total issuances of approximately 11 million additional units.

The partnership also reaffirmed its 2010 net income guidance in the range of $450 million to $490 million and its distributable cash flow guidance in the range of $580 million to $620 million.  The partnership also increased its 2010 capital expenditures guidance by $115 million.

“All of the partnership’s business segments posted solid operating performances in the quarter,” said John W. Gibson, chairman, president and chief executive officer of ONEOK Partners.

“Our natural gas liquids and natural gas pipelines segments continue to benefit from the $2 billion investment program completed late last year in the form of higher natural gas liquids volumes and higher contracted natural gas transportation capacity,” he said.

“While the limited availability of natural gas liquids fractionation and transportation capacity continued to restrict our ability to capture optimization margins in the first and second

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

quarters, we expect these margins to improve when more capacity becomes available beginning in the third quarter,” Gibson concluded.

Additional natural gas liquids (NGL) fractionation capacity will become available when a significant contract at the partnership’s Mont Belvieu fractionator expires in the third quarter 2010 and when a 60,000 barrel per day (bpd) fractionation services agreement with Targa Resources Partners begins in the second quarter 2011.  Additional NGL transportation capacity will become available in the second half of 2011 when the recently announced expansion of the Sterling I NGL distribution pipeline is completed.

In the second quarter 2010, earnings before interest, taxes, depreciation and amortization (EBITDA) were $207.0 million, compared with $182.0 million in the second quarter 2009. Distributable cash flow (DCF) for the second quarter 2010 was $139.5 million, compared with $130.9 million in the second quarter 2009.

Year-to-date 2010 EBITDA was $393.7 million, compared with $366.3 million in the same period last year.  DCF for the first six months of 2010 was $261.8 million, compared with $265.4 million in the same period last year.

Operating income for the second quarter 2010 was $146.0 million, compared with $124.8 million for the second quarter 2009.  For the first six months of 2010, operating income was $266.1 million, compared with $249.6 million in the prior-year period.

The increases in operating income for both the three- and six-month 2010 periods reflect higher NGL throughput, primarily from the completion of capital projects in late 2009, as well as new supply connections in the natural gas liquids segment; higher contracted natural gas transportation capacity on Midwestern Gas Transmission and Viking Gas Transmission in the natural gas pipelines segment; and higher net realized commodity prices in the natural gas gathering and processing segment.

These increases were offset by lower optimization margins in the natural gas liquids segment, as increasing NGL volumes from customers under fee-based contracts limited the fractionation and transportation capacity available for optimization activities; and lower natural gas volumes gathered in the Powder River Basin in the natural gas gathering and processing segment.

Operating costs were $97.9 million in the second quarter 2010, compared with $100.5 million in the same period last year.  The decrease was due primarily to the timing of certain accruals for employee-related costs, offset partially by the operations of capital projects completed last year.  Operating costs for the six-month 2010 period were $194.3 million, compared with $190.0 million in the same period last year.  The six-month 2010 operating-cost increase is due primarily to the operation of the capital projects completed last year and higher employee-related costs.

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

Depreciation and amortization expense for the second quarter 2010 was $44.0 million, compared with $40.0 million in the same period a year earlier.  Depreciation and amortization expense for the six-month 2010 period was $87.9 million, compared with $79.9 million in the same period last year.  This increase was due primarily to the capital projects completed last year.

Equity earnings from investments were $20.7 million in the second quarter 2010, compared with $14.2 million in the same period in 2009.  Six-month 2010 equity earnings from investments were $41.8 million, compared with $35.4 million in the same period last year.  The increases were due to increased throughput on Northern Border Pipeline, of which the partnership owns 50 percent.

Allowance for equity funds used during construction (AFUDC) for the second quarter 2010 was $0.2 million, compared with $9.5 million in the same period last year.  AFUDC for the six-month 2010 period was $0.5 million, compared with $18.5 million in the same period last year.  This decrease was due primarily to the capital projects completed last year.

> View earnings tables

SECOND-QUARTER 2010 SUMMARY INCLUDES:

·	Operating income of $146.0 million, compared with $124.8 million in the second quarter 2009;
·	Natural gas gathering and processing segment operating income of $43.7 million, compared with $40.9 million in the second quarter 2009;
·	Natural gas pipelines segment operating income of $38.2 million, compared with $31.7 million in the second quarter 2009;
·	Natural gas liquids segment operating income of $64.7 million, compared with $52.4 million in the second quarter 2009;
·	Equity earnings from investments of $20.7 million, compared with $14.2 million in the second quarter 2009;
·
Announcing in July $595 million to $730 million in growth projects in the natural gas liquids segment, including the construction of a 525- to 615-mile NGL pipeline with an initial capacity to transport 60,000 bpd of unfractionated NGLs from the Bakken Shale in the Williston Basin in North Dakota to the Overland Pass Pipeline; an expansion to increase the capacity of Overland Pass Pipeline to 255,000 bpd; and a 60,000 bpd expansion of fractionation capacity at Bushton, Kan.;

·
Announcing in April $350 million to $415 million in growth projects in the natural gas gathering and processing segment, including the construction of the Garden Creek plant, a new 100 million cubic feet per day (MMcf/d) natural gas processing facility in the Bakken Shale;

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

·
Announcing in April an additional $55 million in growth projects in the Woodford Shale in Oklahoma, with projects in the natural gas gathering and processing and the natural gas liquids segments, including the connection of the partnership’s western Oklahoma natural gas gathering system to its existing Maysville natural gas processing facility in central Oklahoma; and expansion of its existing Oklahoma NGL gathering system to connect a new natural gas gathering plant;

·	Announcing in July plans to invest $36 million to increase the capacity by 15,000 bpd of its Sterling I natural gas liquids distribution pipeline;
·
Receiving notification in July from Williams Partners L.P. of its election to exercise its option to increase its ownership of Overland Pass Pipeline Company, LLC to 50 percent from 1 percent, for which ONEOK Partners expects to receive approximately $425 million upon closing during the third quarter 2010;

·	Capital expenditures of $62.9 million, compared with $129.4 million in the second quarter 2009;
·	Repaying $250.0 million of maturing long-term debt with available cash and short-term borrowings;
·	Having $680.0 million outstanding under the partnership’s $1.0 billion revolving credit facility at June 30, 2010;
·	Establishing a commercial paper program providing for the issuance of up to $1.0 billion of commercial paper to fund short-term borrowing needs; and
·	Increasing the quarterly cash distribution to $1.12 per unit from $1.11 per unit, payable on Aug. 13, 2010, to unitholders of record as of July 30, 2010.

BUSINESS-UNIT RESULTS:

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported second-quarter 2010 operating income of $43.7 million, compared with $40.9 million in the second quarter 2009.

Second-quarter 2010 results increased $4.0 million due to higher net realized commodity prices; and $1.6 million due to higher natural gas volumes processed and sold.

These increases were offset partially by a $1.7 million decrease from lower natural gas gathered volumes, primarily in the Powder River Basin in Wyoming; and a $1.1 million decrease due to changes in contract terms.

Operating costs in the second quarter 2010 were $29.8 million, compared with $34.0 million in the same period last year.  The decrease was due primarily to the timing of certain accruals for employee-related costs, lower general taxes and lower outside services and maintenance costs.

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

Operating income for the six-month 2010 period was $75.8 million in 2010, compared with $80.6 million in the same period last year.

Six-month 2010 results reflect a $3.8 million decrease due to lower natural gas gathered volumes, primarily in the Powder River Basin in Wyoming; a $3.0 million decrease from favorable contract settlements recognized in the first quarter of 2009; and a $2.6 million decrease due to changes in contract terms.  These decreases were offset partially by a $5.5 million increase due to higher net realized commodity prices; and a $1.3 million increase from higher natural gas volumes processed and sold, compared with the same period last year.

Six-month 2010 operating costs were $64.3 million, compared with $65.9 million in the same period last year. The decrease was due primarily to lower outside services and maintenance costs.

NGL shrink, plant fuel and condensate shrink discussed in the table below refer to the Btus that are removed from natural gas through the gathering and processing operation and does not include volumes from the partnership’s equity investments.  The following table contains operating information for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Information	2010	2009	2010	2009
Percent of proceeds
NGL sales (Bbl/d)	5,797	5,346	5,408	5,210
Residue gas sales (MMBtu/d)	43,534	41,054	40,978	38,979
Condensate sales (Bbl/d)	1,887	1,825	1,902	1,925
Percentage of total net margin	55%	49%	54%	49%
Fee-based
Wellhead volumes (MMBtu/d)	1,088,438	1,130,169	1,090,239	1,146,681
Average rate ($/MMBtu)	$0.31	$0.31	$0.30	$0.30
Percentage of total net margin	34%	36%	35%	36%
Keep-whole
NGL shrink (MMBtu/d)	14,336	18,874	14,079	18,528
Plant fuel (MMBtu/d)	1,537	2,166	1,625	2,174
Condensate shrink (MMBtu/d)	1,695	2,042	1,638	2,113
Condensate sales (Bbl/d)	343	413	331	428
Percentage of total net margin	11%	15%	11%	15%

The natural gas gathering and processing segment is exposed to commodity price risk as a result of receiving commodities in exchange for services.  The following tables provide hedging information in the natural gas gathering and processing segment for the remainder of 2010 and for 2011:

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

	Six Months Ending
	December 31, 2010
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	5,166	$1.05	/ gallon	60%
Condensate (Bbl/d) (a)	1,611	$1.83	/ gallon	76%
Total (Bbl/d)	6,777	$1.24	/ gallon	63%
Natural gas (MMBtu/d)	23,345	$5.55	/ MMBtu	95%
(a) - Hedged with fixed-price swaps.

	Year Ending
	December 31, 2011
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d) (a)	902	$1.34	/ gallon	10%
Condensate (Bbl/d) (a)	596	$2.12	/ gallon	26%
Total (Bbl/d)	1,498	$1.65	/ gallon	13%
Natural gas (MMBtu/d)	22,541	$5.72	/ MMBtu	75%
(a) - Hedged with fixed-price swaps.

The partnership’s natural gas gathering and processing segment currently estimates that a 1 cent per gallon decrease in the composite price of NGLs would decrease annual net margin by approximately $1.3 million.  A $1.00 per barrel decrease in the price of crude oil would decrease annual net margin by approximately $1.1 million.  Also, a 10 cent per million British thermal unit (MMBtu) decrease in the price of natural gas would decrease annual net margin by approximately $1.0 million.  All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported second-quarter 2010 operating income of $38.2 million, compared with $31.7 million for the second quarter 2009.

Second-quarter 2010 results reflect a $2.7 million increase from the effect of higher natural gas prices on retained fuel, offset partially by lower natural gas volumes retained; and a $2.5 million increase from higher contracted transportation capacity on Midwestern Gas Transmission as a result of a new interconnection with the Rockies Express Pipeline completed in June 2009 and the Viking Gas Transmission Fargo lateral that was completed in October 2009.

Operating costs were $23.6 million in the second quarter 2010, compared with $24.5 million in the same period last year.

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

Operating income for the six months 2010 was $83.1 million, compared with $64.3 million in the same period in 2009.

Six-month 2010 results reflect an $11.7 million increase from increased transportation margins, primarily as a result of increased contracted transportation capacity on Midwestern Gas Transmission as a result of a new interconnection with the Rockies Express Pipeline that was completed in June 2009, the Viking Gas Transmission Fargo lateral that was completed in October 2009 and the Guardian Pipeline expansion and extension project that was completed in February 2009; a $3.4 million increase from higher natural gas storage margins, primarily as a result of contract renegotiations; and a $3.3 million increase from the effect of higher natural gas prices on retained fuel, offset partially by lower natural gas volumes retained.

Six-month 2010 operating costs were $46.4 million, compared with $44.7 million in the same period last year.

Equity earnings from investments were $12.5 million in the second quarter 2010, compared with $5.6 million in the same period in 2009.  Six-month 2010 equity earnings from investments were $27.6 million, compared with $21.8 million in the same period last year.  The increases were due to increased throughput on Northern Border Pipeline, of which the partnership owns 50 percent.

Natural Gas Liquids Segment

The natural gas liquids segment reported second-quarter 2010 operating income of $64.7 million, compared with $52.4 million for the second quarter 2009.

Second-quarter 2010 results reflect a $26.7 million increase due to higher NGL volumes gathered, fractionated and transported, associated primarily with the completion of the Arbuckle Pipeline and the lateral pipelines connected to the Overland Pass Pipeline, as well as new supply connections; a $4.4 million increase due to operational measurement adjustments, compared with the same period last year; and a $1.9 million increase due to higher storage margins as a result of contract renegotiations.

These increases were offset by a $14.2 million decrease due to lower optimization margins, as increasing NGL volumes from customers under fee-based contracts limited the fractionation and transportation capacity available for optimization activities.

Additional natural gas liquids (NGL) fractionation capacity will become available when a significant contract at the partnership’s Mont Belvieu fractionator expires in the third quarter 2010 and when a 60,000 bpd fractionation services agreement with Targa Resources Partners begins in the second quarter 2011.  Additional NGL transportation capacity will become available in the second half of 2011 when the recently announced expansion of the Sterling I NGL distribution pipeline is completed.

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

Operating costs were $45.8 million in the second quarter 2010, compared with $42.6 million in the second quarter 2009.  This increase was due primarily to the operation of the Arbuckle Pipeline, higher general taxes, increased materials and supplies expenses and higher property insurance costs, offset partially by lower employee-related costs due to the timing of certain accruals.

Operating income for the six months 2010 was $108.7 million, compared with $104.6 million in 2009.

 Six-month 2010 results benefited $44.8 million from higher NGL volumes gathered, fractionated and transported, associated primarily with the completion of the Arbuckle Pipeline and the lateral pipelines connected to the Overland Pass Pipeline, as well as new supply connections, compared with the same period last year; a $4.8 million increase due to higher storage margins as a result of contract negotiations; offset partially by a $29.0 million decrease due to lower optimization margins, as increasing NGL volumes from customers under fee-based contracts limited the fractionation and transportation capacity available for optimization activities.

Six-month 2010 operating costs were $86.8 million, compared with $80.3 million in the same period last year.  This increase was due primarily to the operation of the Arbuckle Pipeline, increased materials and supplies expenses and higher property insurance costs.

Depreciation and amortization expense increased to $17.9 million for the second quarter 2010, compared with $14.8 million for the same period in 2009.  Six-month 2010 depreciation and amortization expense was $36.2 million, compared with $27.5 million in the same period last year.  These increases were due to the completion of the Arbuckle Pipeline and the lateral pipelines connected to the Overland Pass Pipeline.

The Conway-to-Mont Belvieu average price differential for ethane in the second quarter 2010, based on Oil Price Information Service (OPIS) pricing, was 16 cents per gallon, compared with 12 cents per gallon in the same period in 2009.  For the six months 2010, the average OPIS price differential for ethane was 12 cents per gallon, compared with 10 cents per gallon in the same period last year.

GROWTH ACTIVITIES:

In July 2010, the partnership announced plans to build approximately $595 million to $730 million of natural gas liquids (NGL) projects between now and 2013.

      The preliminary cost estimates for these projects are:

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

·
$450 million to $550 million to build a 525- to 615-mile NGL pipeline that will transport unfractionated NGLs from the Bakken Shale in the Williston Basin in North Dakota to the Overland Pass Pipeline, a 760-mile NGL pipeline extending from southern Wyoming to Conway, Kan.;

·
$35 million to $40 million for related capacity expansions for ONEOK Partners’ anticipated 50-percent interest in the Overland Pass Pipeline to transport the additional unfractionated NGL volumes from the new Bakken Pipeline; and

·	$110 million to $140 million to expand the partnership’s fractionation capacity at Bushton, Kan., by 60,000 bpd to accommodate the additional NGL volumes.

In July 2010, the partnership announced plans to install seven additional pump stations for approximately $36 million along the existing Sterling I natural gas liquids distribution pipeline, increasing its capacity by 15,000 bpd, which will be supplied by Mid-Continent NGL infrastructure.  The pump station installation will begin later this year and is expected to be completed in the second half of 2011.

In April 2010, the partnership announced it will invest approximately $405 million to $470 million between now and the end of 2011 for projects in the Bakken Shale in the Williston Basin in North Dakota and the Woodford Shale in Oklahoma – enabling the partnership to meet the rapidly growing needs of producers in these areas.

·
Construction of a new 100 MMcf/d natural gas processing facility, the Garden Creek plant, in eastern McKenzie County, N.D., and related expansions that are estimated to cost between $150 million and $210 million and will double the partnership’s natural gas processing capacity in the Williston Basin. Completion is expected in the fourth quarter of 2011;

·	An additional $200 million to $205 million during 2010 and 2011 for new well connections, expansions and upgrades to its existing natural gas gathering system infrastructure in the Bakken Shale; and

·	An additional $55 million investment in 2010 and 2011 in the Woodford Shale in Oklahoma, with projects in the natural gas gathering and processing and the natural gas liquids segments.

2010 EARNINGS GUIDANCE:

        The partnership reaffirmed its 2010 net income guidance in the range of $450 million to $490 million and its distributable cash flow guidance in the range of $580 million to $620 million.

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

2010 CAPITAL EXPENDITURES GUIDANCE UPDATED:

ONEOK Partners increased its 2010 capital expenditures guidance by $115 million.  Total capital expenditures are expected to be approximately $477 million, comprised of $394 million in growth capital and $83 million in maintenance capital.

2010 Projected Capital Expenditures	Growth	Maintenance	Total
	(Millions of dollars)
Natural Gas Gathering and Processing	$240	$22	$262
Natural Gas Pipelines	5	21	26
Natural Gas Liquids	149	38	187
Other	-	2	2
Total projected capital expenditures	$394	$83	$477

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK Partners and ONEOK management will conduct a joint conference call on Wednesday, Aug. 4, 2010, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time).  The call will also be carried live on ONEOK Partners’ and ONEOK’s websites.

To participate in the telephone conference call, dial 866-227-1582, pass code 1465061, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ website, www.oneokpartners.com, and ONEOK’s website, www.oneok.com, for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 866-837-8032, pass code 1465061.

LINK TO EARNINGS TABLES:

http://www.oneokpartners.com/~/media/ONEOKPartners/EarningsTables/OKS_Q2_2010_Earnings_Release_TABLES_ONLY.ashx

NON-GAAP FINANCIAL MEASURES:

ONEOK Partners has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures.  EBITDA and DCF are used as measures of financial performance.  EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, income taxes and allowance for equity funds used during construction.  DCF is defined as EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash and certain other items.

The non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in the industry as a measurement of financial

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within the industry.

EBITDA and DCF should not be considered an alternative to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income.  Additionally, these calculations may not be comparable with similarly titled measures of other companies.  Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that is available for distributions or planned for distribution for a given period nor do they equate to available cash as defined in the partnership agreement.

Reconciliations of these non-GAAP financial measures to net income are included in the financial tables.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act.  The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:
·	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;
·
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

·	the capital intensive nature of our businesses;

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 ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

·	the profitability of assets or businesses acquired or constructed by us;
·	our ability to make cost-saving changes in operations;
·	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
·	the uncertainty of estimates, including accruals and costs of environmental remediation;
·	the timing and extent of changes in energy commodity prices;
·
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, authorized rates of recovery of gas and gas transportation costs;

·
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

·	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;
·	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
·	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;
·	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;
·
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

·	actions by rating agencies concerning the credit ratings of us or our general partner;
·
the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC);

·	our ability to access capital at competitive rates or on terms acceptable to us;
·	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
·	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;
·	the impact and outcome of pending and future litigation;
·	the ability to market pipeline capacity on favorable terms, including the effects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas; and
-	availability of additional storage capacity;
·	performance of contractual obligations by our customers, service providers, contractors and shippers;
·	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
·
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

·	the mechanical integrity of facilities operated;
·	demand for our services in the proximity of our facilities;
·	our ability to control operating costs;
·	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
·	economic climate and growth in the geographic areas in which we do business;
·	the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, including liquidity risks in U.S. credit markets;
·	the impact of recently issued and future accounting updates and other changes in accounting policies;

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 ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

·	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
·	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
·
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and disposition;

·	the impact of unsold pipeline capacity being greater or less than expected;
·	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
·	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
·	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
·	the impact of potential impairment charges;
·	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
·	our ability to control construction costs and completion schedules of our pipelines and other projects; and
·	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in the Quarterly Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.  Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKS-FE

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2010	2009	2010	2009
	(Thousands of dollars, except per unit amounts)

Revenues	$2,055,121	$1,397,057	$4,259,127	$2,647,922
Cost of sales and fuel	1,766,959	1,135,075	3,709,840	2,132,399
Net margin	288,162	261,982	549,287	515,523
Operating expenses
Operations and maintenance	85,334	87,712	172,540	165,391
Depreciation and amortization	43,987	39,953	87,857	79,893
General taxes	12,624	12,795	21,726	24,562
Total operating expenses	141,945	140,460	282,123	269,846
Gain (loss) on sale of assets	(260)	3,276	(1,045)	3,940
Operating income	145,957	124,798	266,119	249,617
Equity earnings from investments	20,676	14,188	41,792	35,410
Allowance for equity funds used during construction	235	9,468	482	18,471
Other income	401	3,424	2,251	3,815
Other expense	(3,990)	(383)	(4,332)	(2,429)
Interest expense	(53,330)	(50,888)	(107,483)	(101,796)
Income before income taxes	109,949	100,607	198,829	203,088
Income taxes	(4,800)	(3,068)	(9,660)	(5,939)
Net income	105,149	97,539	189,169	197,149
Less: Net income attributable to noncontrolling interests	134	1	285	20
Net income attributable to ONEOK Partners, L.P.	$105,015	$97,538	$188,884	$197,129

Limited partners' interest in net income:
Net income attributable to ONEOK Partners, L.P.	$105,015	$97,538	$188,884	$197,129
General partner's interest in net income	(28,789)	(23,388)	(56,177)	(45,700)
Limited partners' interest in net income	$76,226	$74,150	$132,707	$151,429

Limited partners' net income per unit, basic and diluted	$0.75	$0.81	$1.32	$1.66

Number of units used in computation (thousands)	101,908	91,415	100,821	91,169

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
(Unaudited)	2010	2009
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$3,054	$3,151
Accounts receivable, net	518,870	624,635
Affiliate receivables	30,749	32,397
Gas and natural gas liquids in storage	230,004	217,585
Commodity imbalances	73,454	188,177
Other current assets	62,815	36,148
Total current assets	918,946	1,102,093

Property, plant and equipment
Property, plant and equipment	6,448,952	6,353,909
Accumulated depreciation and amortization	1,049,581	972,497
Net property, plant and equipment	5,399,371	5,381,412

Investments and other assets
Investments in unconsolidated affiliates	757,232	765,163
Goodwill and intangible assets	665,037	668,870
Other assets	40,056	35,721
Total investments and other assets	1,462,325	1,469,754
Total assets	$7,780,642	$7,953,259

Liabilities and equity
Current liabilities
Current maturities of long-term debt	$236,931	$261,931
Notes payable	680,000	523,000
Accounts payable	543,281	694,290
Affiliate payables	23,141	21,866
Commodity imbalances	203,356	392,688
Other current liabilities	128,894	153,539
Total current liabilities	1,815,603	2,047,314

Long-term debt, excluding current maturities	2,589,227	2,822,086

Deferred credits and other liabilities	81,450	73,798

Commitments and contingencies

Equity
ONEOK Partners, L.P. partners’ equity:
General partner	92,848	84,434
Common units: 65,413,677 and 59,912,777 units issued and outstanding at June 30, 2010 and December 31, 2009, respectively	1,830,314	1,561,762
Class B units: 36,494,126 units issued and outstanding at June 30, 2010 and December 31, 2009	1,347,994	1,380,299
Accumulated other comprehensive income (loss)	17,930	(22,037)
Total ONEOK Partners, L.P. partners' equity	3,289,086	3,004,458

Noncontrolling interests in consolidated subsidiaries	5,276	5,603

Total equity	3,294,362	3,010,061
Total liabilities and equity	$7,780,642	$7,953,259

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS	Six Months Ended
	June 30,
(Unaudited)	2010	2009
	(Thousands of dollars)
Operating activities
Net income	$189,169	$197,149
Depreciation and amortization	87,857	79,893
Allowance for equity funds used during construction	(482)	(18,471)
Loss (gain) on sale of assets	1,045	(3,940)
Deferred income taxes	3,488	3,558
Equity earnings from investments	(41,792)	(35,410)
Distributions received from unconsolidated affiliates	39,034	38,233
Changes in assets and liabilities:
Accounts receivable	105,765	(79,824)
Affiliate receivables	1,648	(55)
Gas and natural gas liquids in storage	(12,419)	25,976
Accounts payable	(148,327)	16,410
Affiliate payables	1,275	(729)
Commodity imbalances, net	(74,609)	(25,470)
Other assets and liabilities	(18,905)	(7,875)
Cash provided by operating activities	132,747	189,445

Investing activities
Changes in investments in unconsolidated affiliates	9,448	17,393
Capital expenditures (less allowance for equity funds used during construction)	(98,694)	(321,860)
Proceeds from sale of assets	202	8,050
Cash used in investing activities	(89,044)	(296,417)

Financing activities
Cash distributions:
General and limited partners	(273,747)	(241,864)
Noncontrolling interests	(612)	(489)
Borrowing (repayment) of notes payable, net	157,000	360,000
Repayment of notes payable with maturities over 90 days	-	(870,000)
Issuance of long-term debt, net of discounts	-	498,325
Long-term debt financing costs	-	(4,000)
Repayment of long-term debt	(255,965)	(5,965)
Issuance of common units, net of discounts	322,704	220,458
Contribution from general partner	6,820	4,675
Cash used in financing activities	(43,800)	(38,860)
Change in cash and cash equivalents	(97)	(145,832)
Cash and cash equivalents at beginning of period	3,151	177,635
Cash and cash equivalents at end of period	$3,054	$31,803

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

ONEOK Partners, L.P. and Subsidiaries
INFORMATION AT A GLANCE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2010	2009	2010	2009
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$88.7	$86.3	$170.1	$172.3
Operating costs	$29.8	$34.0	$64.3	$65.9
Depreciation and amortization	$15.0	$14.5	$29.7	$28.9
Operating income	$43.7	$40.9	$75.8	$80.6
Equity earnings from investments	$7.6	$7.7	$13.2	$12.2
Natural gas gathered (BBtu/d) (a)	1,088	1,130	1,090	1,147
Natural gas processed (BBtu/d) (a)	690	658	677	655
NGL sales (MBbl/d) (a)	45	42	44	41
Residue gas sales (BBtu/d) (a)	290	291	283	288
Realized composite NGL net sales price ($/gallon) (b)	$0.90	$0.84	$0.94	$0.85
Realized condensate net sales price ($/Bbl) (b)	$63.45	$77.03	$62.92	$72.51
Realized residue gas net sales price ($/MMBtu) (b)	$5.37	$3.21	$5.33	$3.42
Realized gross processing spread ($/MMBtu) (a)	$3.48	$6.34	$3.70	$6.34
Capital expenditures - growth	$25.2	$17.9	$40.7	$43.4
Capital expenditures - maintenance	$4.6	$5.6	$8.2	$8.9
(a) - Includes volumes for consolidated entities only.
(b) - Includes equity volumes only.

Natural Gas Pipelines
Net margin	$72.8	$66.8	$151.3	$132.4
Operating costs	$23.6	$24.5	$46.4	$44.7
Depreciation and amortization	$11.1	$10.6	$21.9	$23.4
Operating income	$38.2	$31.7	$83.1	$64.3
Equity earnings from investments	$12.5	$5.6	$27.6	$21.8
Natural gas transportation capacity contracted (MMcf/d)	5,454	5,192	5,656	5,220
Transportation capacity subscribed	84%	79%	87%	79%
Average natural gas price Mid-Continent region ($/MMBtu)	$4.07	$2.88	$4.55	$3.04
Capital expenditures - growth	$1.1	$14.9	$3.2	$32.2
Capital expenditures - maintenance	$7.3	$1.9	$8.5	$2.1

Natural Gas Liquids
Net margin	$128.5	$109.8	$232.5	$212.4
Operating costs	$45.8	$42.6	$86.8	$80.3
Depreciation and amortization	$17.9	$14.8	$36.2	$27.5
Operating income	$64.7	$52.4	$108.7	$104.6
Equity earnings from investments	$0.6	$0.9	$1.0	$1.5
NGL sales (MBbl/d)	449	401	438	391
NGLs fractionated (MBbl/d)	524	479	508	472
NGLs transported-gathering lines (MBbl/d)	480	364	460	344
NGLs transported-distribution lines (MBbl/d)	482	461	475	453
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.16	$0.12	$0.12	$0.10
Capital expenditures - growth	$16.8	$84.5	$28.4	$225.5
Capital expenditures - maintenance	$4.9	$4.0	$9.2	$9.3

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ONEOK Partners Reports Second-quarter 2010 Results;
Reaffirms 2010 Earnings Guidance; Increases 2010 Capital Expenditures

August 3, 2010

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2010	2009	2010	2009
	(Thousands of dollars, except per unit amounts)

Reconciliation of Net Income to EBITDA and Distributable Cash Flow
Net income	$105,149	$97,539	$189,169	$197,149
Interest expense	53,330	50,888	107,483	101,796
Depreciation and amortization	43,987	39,953	87,857	79,893
Income taxes	4,800	3,068	9,660	5,939
Allowance for equity funds used during construction	(235)	(9,468)	(482)	(18,471)
EBITDA	207,031	181,980	393,687	366,306
Interest expense	(53,330)	(50,888)	(107,483)	(101,796)
Maintenance capital	(17,096)	(11,534)	(26,482)	(20,316)
Equity earnings from investments	(20,676)	(14,188)	(41,792)	(35,410)
Distributions received from unconsolidated affiliates	26,115	30,142	49,644	63,473
Other	(2,535)	(4,638)	(5,739)	(6,810)
Distributable cash flow	$139,509	$130,874	$261,835	$265,447

Distributions to general partner	(29,563)	(23,988)	(58,106)	(46,727)
Distributable cash flow to limited partners	$109,946	$106,886	$203,729	$218,720

Distributions declared per limited partner unit	$1.12	$1.08	$2.23	$2.16
Coverage ratio	0.96	1.08	0.91	1.11

Number of units used in computation (thousands)	101,908	91,415	100,821	91,169